As filed with the Securities and Exchange Commission on August 24, 2026

Registration No. 333-207629

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-207629

UNDER

THE SECURITIES ACT OF 1933

RE/MAX HOLDINGS, INC.

(Wildlife Acquisition II LLC as successor by merger to RE/MAX Holdings, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	80-0937145
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

c/o Real REMAX Group Inc.
701 Brickell Avenue, 17th Floor
Miami, Florida 33131
Telephone: (305) 306-9553

(Address of Principal Executive Offices) (Zip Code)

Corporate Creations
1521 Concord Pike Suite 201
Wilmington, DE 19803

(Name and address of agent for service)

+1 (866) 761-1444

(Telephone number, including area code, of agent for service)

Copies to:

David K. Boston, Esq.

Sean M. Ewen, Esq.

Andrew C. Marmer, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Telephone: (212) 728-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by RE/MAX Holdings, Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof:

1.	Registration Statement on Form S-3 (No. 333-207629) filed with the SEC on October 27, 2015, which became effective on November 9, 2015 and registered up to 7,500,000 shares of Class A common stock, par value $0.0001 per share, of the Registrant.

On August 24, 2026, pursuant to its previously announced Agreement and Plan of Merger, dated as of April 26, 2026, by and among the Registrant, The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Real”), Real REMAX Group Inc. (formerly known as Rome Wildlife, Inc.), a Delaware corporation ("RRG"), Wildlife Acquisition I Corp., a Delaware corporation (“Merger Sub I”), Wildlife Acquisition II LLC, a Delaware limited liability company (“Merger Sub II”), and 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia, (i) Merger Sub I merged with and into the Registrant (the “First Merger”), with the Registrant surviving the First Merger as a wholly owned subsidiary of RRG, and (ii) immediately following the consummation of the First Merger, the Registrant merged with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of RRG.

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on August 24, 2026.

Wildlife Acquisition II LLC (as successor by merger to RE/MAX Holdings, Inc.)

By:	/s/ Leah Jenkins
	Name:	Leah Jenkins
	Title:	Chief Accounting Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.